SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                       -------------


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                       -------------


                       Date of Report: September 18, 1997
               Date of Earliest Event Reported: September 3, 1997

                         Commission file number 1-10994

                                       --------------


                        PHOENIX DUFF & PHELPS CORPORATION
             (Exact name of registrant as specified in its charter)





 DELAWARE
                                                  95-4191764
(State of Incorporation)                    (I.R.S. EmployerIdentification No.)


56 Prospect St., Hartford,
Connecticut  06115-0480                             (860) 403-5000
(Address of principal executive offices)    (Registrant's telephone number)



==========================================================================


Item 2.  Acquisition or Disposition of Assets

On September 3, 1997, pursuant to an Agreement and Plan of Merger dated June 9, 1997 ("Merger Agreement"), Phoenix Duff & Phelps Corporation ("Phoenix Duff & Phelps") acquired 100% of Pasadena Capital Corporation ("Pasadena"), the parent company to Roger Engemann & Associates, Inc. Pursuant to the Merger Agreement, Phoenix Duff & Phelps paid a total preliminary purchase price of $180 million, subject to later adjustment (no later than 95 days after the closing) based on the rate of annualized management fee revenues at the time of closing. The agreement further provides for an "earn out", based on growth in management fee revenues over the next five years, of up to an additional $66 million to be paid out on the third, fourth and fifth anniversaries of the transaction. Pasadena, which operates in southern California, manages approximately $6 billion in assets, primarily individual accounts but also including The Pasadena Funds, a family of six equity mutual funds.

Pursuant to the Merger Agreement, the merger with Pasadena was effected through the merger of Phoenix Apollo Corporation, a newly formed subsidiary of Phoenix Duff & Phelps, into Pasadena. Pasadena was the surviving corporation in the merger and became a wholly owned subsidiary of Phoenix Duff & Phelps.

In a separate transaction, Phoenix Duff & Phelps will acquire Pasadena National Trust Company for an estimated purchase price of $1.2 million, approximating the net tangible asset value.

Phoenix Duff & Phelps and Pasadena entered into long-term employment and noncompete agreements with J. Roger Engemann and other principals of Pasadena. These agreements were filed as exhibits to Phoenix Duff & Phelps Corporation's Form 8-K dated July 1, 1997. Approval for the merger was obtained from the shareholders of Pasadena and the three largest Pasadena Funds.

Item 5.  Other Events

On July 17, 1997, pursuant to a Purchase Agreement dated June 18th, 1997 ("Purchase Agreement"), Phoenix Duff & Phelps acquired a majority interest in GMG/Seneca Capital Management LLC, a San Francisco based investment advisor, which was then renamed Seneca Capital Management ("Seneca"). The remaining interests continue to be held by Seneca senior management. Seneca, founded by Gail Seneca in 1989, currently manages over $4 billion in assets, primarily institutional accounts. As consideration for the purchase, Phoenix Duff & Phelps paid $36.2 million, $26.7 million in cash and $9.5 million in short-term notes. Additional consideration of approximately $3.5 million, dependent upon the retention of certain revenue earning accounts, may be paid on January 1, 1999.

At closing, an amended Operating Agreement was executed providing, in part, for the continuation of current management's control over investment management and day-to-day operations. Gail Seneca and all other members of senior management entered into long-term employment and noncompete agreements. Those management members continuing to hold equity interests entered into agreements with Phoenix Duff & Phelps by which the members may "put" their interests to Phoenix Duff & Phelps and Phoenix Duff & Phelps, alternatively, can "call" those interests. The exercise prices of both puts and calls will be based on the rate of annual management fee revenues of Seneca at the time of each such exercise. Subject to acceleration under certain circumstances, the put and call rights will be exercisable only in stages between three and five years after closing.

Phoenix Duff & Phelps financed the acquisitions of Pasadena and Seneca through existing resources and in part through borrowings under a new $200 million bank credit facility. Borrowings under this facility are unsecured, mature in five years and bear interest at a variable rate. Phoenix Duff & Phelps' majority shareholder, Phoenix Home Life Mutual Insurance Company, has guaranteed the obligation.



The foregoing summary of the terms of the Merger Agreement with Pasadena and the Purchase Agreement with Seneca are qualified in their entirety by reference to the provisions of the Agreements, copies of which were filed as exhibits to Phoenix Duff & Phelps Corporation's Current Report on Form 8-K dated July 1, 1997 and are hereby incorporated herein by reference.

Item 7.  Financial Statements and Other Exhibits.

The historical financial statements for Pasadena Capital Corporation and other information necessary for the preparation of the pro forma combined financial statements are not yet available. The historical and pro forma financial statements will be filed within sixty days.

                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    Phoenix Duff & Phelps Corporation


September 18, 1997                   /s/ William R.
Moyer
                                    William R. Moyer, Chief Financial Officer